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                                                             EXHIBIT (15)

ENSERCH Corporation:



We have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited interim condensed consolidated financial information of ENSERCH Corporation and subsidiary companies for the periods ended September 30, 1994 and 1993, as indicated in our report dated October 25, 1994; because we did not perform an audit, we expressed no opinion on that information.


We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, is being used in Registration Statements No. 2-59259, No. 33-40589, No. 33-47911 and No. 2-77572 on Form S-8, and in Registration Statements No. 33-15623 and No. 33-52525 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Dallas, Texas
November 14, 1994